Exhibit 10.5

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement”) is made as of March 19, 2026 (“Effective Date”),

By and Among

(1)	ALPHATON CAPITAL CORP, a British Virgin Islands Corporation listed on the Nasdaq Stock Market under the ticker ATON and whose registered office address is at Clarence Thomas Building, Road Town, Tortola, the British Virgin Islands (“AlphaTON”);
(2)	ANIMOCA BRANDS LIMITED, a company incorporated in Hong Kong, with company number 2047605 and whose principal place of business is at 28/F Landmark South, 39 Yip Kan St, Wong Chuk Hang, Hong Kong (“Animoca Brands”); and
(3)	Mr. Yat Siu, in his individual capacity, whose address is c/o Animoca Brands Limited, 28/F Landmark South, 39 Yip Kan St, Wong Chuk Hang, Hong Kong (“Mr. Siu”).

AlphaTON, Animoca Brands and Mr. Siu are each a “Party” and collectively the “Parties.”

BACKGROUND

A.	AlphaTON provides public market investors access to the TON ecosystem and Telegram's billion user platform. AlphaTON’s activities span network validation and staking operations, development of Telegram-based applications, and strategic investments in TON-based decentralized finance protocols, gaming platforms, and business applications.
B.	Animoca Brands represents the most vibrant and engaged Web3 community worldwide. It is driving digital property rights to help establish the open metaverse and its associated network effects.
C.	AlphaTON and Animoca Brands will enter into a Sale and Purchase Agreement dated on the Effective Date governing the acquisition by AlphaTON of a 60% equity interest in GA MEE Global Limited and a 51% share of the treasury-held GAMEE and WAT tokens from Animoca Brands in exchange for ordinary shares in AlphaTON and pre-funded AlphaTON ordinary shares warrants (“GaMee Purchase Agreement”).
D.	The Parties now wish to enter into this Agreement.

OPERATIVE PROVISIONS

1.	Interpretation
1.1	The definitions and rules of interpretation in this Section apply to this Agreement.

“Affiliate” means in relation to a Party, means any other person that controls, is controlled by, or is under common control with, the Party, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Laws” means, with respect to any person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such person, as amended unless expressly specified otherwise.

“Beneficial Ownership Limitation” means 19.99% of the number of Ordinary Shares.

“Confidential Information” means any information or data disclosed by a Party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement which is disclosed in writing, verbally or by inspection and is identified as "confidential" or "proprietary" by the Disclosing Party, or which the Receiving Party reasonably ought to believe is treated as confidential or proprietary by the Disclosing Party.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Governmental Authority”: means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, standard, requirement, administrative ruling, order, ordinance, principle of common law, legal doctrine, code, regulation, statute, treaty or process.

“Ordinary Shares” means ordinary shares of AlphaTON which are listed on The Nasdaq Capital Market (ticker: ATON).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Representative” means, with respect to any person, any and all directors, officers, employees, consultants, and professional advisors of such person and its Affiliates.

“Shares” means (i) any shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital and other equity securities of such entity; (ii) any right, warrant, option, call, commitment, conversion privilege, pre-emptive right, equity-linked securities, indebtedness, or other right to acquire from such entity, or require such entity to issue, any of the items listed in (i), or security convertible into, exchangeable or exercisable for any of the items listed in (i) (including any convertible note or other convertible instrument); and (iii) any contract or agreement providing for the acquisition of any of the items listed in (i) or (ii).

1.2	This Agreement shall be binding on and ensure to the benefit of the Parties and their respective successors and permitted assigns, and references to a Party shall include that Party's successors and permitted assigns.
1.3	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established. A reference to a person shall include a natural person, corporate or unincorporated body (whether or not having separate legal personality).
1.4	Unless expressly provided otherwise in this Agreement, a reference to writing or written includes email.
1.5	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.
1.6	References to a document in agreed form are to that document in the form agreed by the Parties and initialed by them or on their behalf for identification.
1.7	Unless otherwise provided, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this Agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this Agreement under that statute or statutory provision.

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2.	Standstill Requirement
2.1	During the Standstill Period (as defined below), Animoca Brands agrees that it will not, and Mr. Siu agrees that he will not, and each will procure that their respective Affiliates will not, directly or indirectly, without the prior written consent of AlphaTON:
(a)	effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, facilitate or knowingly encourage (including through the provision of financing) any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:
(i)	any acquisition of any Shares (or beneficial ownership thereof), or rights or options to acquire any Shares (or beneficial ownership thereof), of AlphaTON other than the exercise of pre-funded warrants by (i) Animoca Brands pursuant to and in accordance with the terms of the pre-funded warrants of AlphaTON issued in connection with the GaMee Purchase Agreement; (ii) Brisk Thrive International Limited (“BTIL”) pursuant to and in accordance with the terms of that certain pre-funded ordinary share purchase warrant of AlphaTON dated September 25, 2025; and (iii) Hogarth Ventures Limited (“HVL”) pursuant to and in accordance with the terms of that certain pre-funded ordinary share purchase warrant of AlphaTON dated September 25, 2025;
(ii)	any acquisition of any material assets, indebtedness or businesses of AlphaTON (other than (i) any acquisition of commodities or other products of AlphaTON in the ordinary course of business or (ii) trade credit extended to AlphaTON in the ordinary course of business);
(iii)	any tender offer or exchange offer, merger or other business combination involving AlphaTON, or any assets of AlphaTON constituting a material portion of the consolidated assets of AlphaTON;
(iv)	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to AlphaTON;
(v)	any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or votes or any other attempt to influence votes from or by any holder of any Shares of AlphaTON in connection with any vote of the holders of any such Shares; or
(vi)	take any action that would reasonably be expected to require AlphaTON to make a public announcement regarding any of the matters set forth in this clause (a) or publicly propose the taking of any action referred to in this clause (a);
(b)	form, join or participate in a “group” (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), with respect to AlphaTON or any Shares of AlphaTON, provided that nothing in this clause shall prevent coordination or consultation between Mr. Siu and Animoca Brands or their respective Affiliates for purposes other than as set forth in Section 2.1(a) hereof;
(c)	otherwise act, alone or in concert with others, (i) to seek or obtain representation on or to control, change, advise or influence the management, board of directors or policies of AlphaTON, or (ii) to propose any matter to be voted upon by the shareholders of AlphaTON or that any meeting of the shareholders of AlphaTON be called or held;
(d)	disclose or direct any person to disclose any intention, plan or arrangement inconsistent with the foregoing;
(e)	contest the validity of this Section 2.1 or make, initiate, take or participate in any action or proposal to amend, waive, terminate or seek a release of the restrictions contained herein (whether by legal action or otherwise); or
(f)	advise, assist or encourage or direct any person (including serving as a financing source for any other person) to advise, assist or encourage any other persons in connection with any of the foregoing.

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3.	Term and Termination
3.1	This Agreement will commence on the Effective Date and continue until terminated in accordance with this Section 3 (the “Standstill Period”).
3.2	This Agreement shall be terminated automatically upon the earlier of:
(a)	the second anniversary of the Effective Date; or
(b)	the date the Parties agree in writing to terminate this Agreement.
3.3	Termination or expiry will not affect any rights or obligations accrued prior to termination or expiry of this Agreement, and those provisions which are expressed or intended to survive termination or expiration (including without limitation Section 6), which shall remain in full force and effect.
4.	Remedies
4.1	The Parties acknowledge and agree that a breach or threatened breach of this Agreement would cause irreparable harm to AlphaTON for which monetary damages would not be an adequate remedy. Accordingly, in the event of any such breach or threatened breach, AlphaTON shall be entitled, in addition to any other rights or remedies available at law or in equity, to seek immediate injunctive relief, specific performance, or other equitable relief to enforce the terms of this Agreement, without the necessity of proving actual damages or posting a bond or other security.
5.	Warranties
5.1	Each Party warrants to the other Party that:
(a)	this Agreement shall constitute a legal, valid and binding obligation of the Party, enforceable against it in accordance with its terms. The Party has obtained all corporate approvals for the execution of this Agreement and has the authority and capacity to execute this Agreement and to perform its obligations hereunder;
(b)	the execution and performance of this Agreement by the Party does not conflict with any Applicable Laws, contract or other restriction under which it is obligated;
(c)	the Party is legally formed and operating under the laws of the jurisdiction of its incorporation and its Representative has the authority and capacity to sign and perform this Agreement; and
(d)	the entry and delivery of, and the performance by the Party of this Agreement will not result in any breach of any provision of its constitutional documents or result in any claim by a third party against the other Party.
5.2	Animoca Brands and Mr. Siu, severally and not jointly, represent and warrant to AlphaTON that as of the date hereof Mr. Siu is not an Affiliate of Animoca Brands.
5.3	Mr. Siu represents and warrants that he (together with his Affiliates, and any other Persons acting as a group together with Mr. Siu or any of Mr. Siu’s Affiliates, including BTIL and HVL) as of the date hereof beneficially own less than the Beneficial Ownership Limitation. For purposes of this Section 5.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

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6.	Confidentiality and Announcements
6.1	Each Party shall keep confidential and shall not disclose to any third party any Confidential Information, except to its Representatives who have a need to know such information for the purposes of the performance of this Agreement or the enforcement of rights under this Agreement (the “Permitted Purposes”), provided that such Representatives are informed of the confidential nature of such Confidential Information and are bound by confidentiality obligations no less protective than those contained herein.
6.2	Each Party shall use any other Party’s Confidential Information only for the Permitted Purposes.
6.3	The obligations in this Section 6 shall not apply to Confidential Information that:
(a)	enters the public domain through no fault of the Receiving Party;
(b)	is communicated to the Receiving Party by a third party under no obligation of confidentiality;
(c)	has been independently developed by the Receiving Party without reference to any Confidential Information of the Disclosing Party; or
(d)	was in the Receiving Party's lawful possession prior to disclosure and had not been obtained either directly or indirectly from the Disclosing Party.
6.4	If any Confidential Information is required to be disclosed by the Receiving Party pursuant to any Applicable Laws or any order or requirement from any court or tribunal or any government or regulatory body, the Receiving Party shall (to the extent legally permissible) promptly notify the Disclosing Party in writing of such requirement and allow the Disclosing Party a reasonable time to oppose such requirement, and the Receiving Party shall disclose only the minimum portion of the Confidential Information that it is required to disclose.
6.5	No Party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement (or any matters relating thereto) without the prior written consent of the other Parties.
6.6	The obligations in this Section 6 shall survive for one (1) year following termination or expiry of this Agreement.
7.	Further assurance

At its own expense, each Party shall (and shall use reasonable endeavors to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as may be required from time to time for the purpose of giving full effect to this Agreement.

8.	Assignment

No Party shall assign, transfer, novate, mortgage, charge, declare a trust in, or deal in any other manner with any or all of their rights and obligations under this Agreement without the prior written consent of the other Party. Any dealing in contravention of this Section shall be null and void ab initio.

9.	Entire agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings among them, whether written or oral, relating to the subject matter of this Agreement.

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10.	Variation and waiver
10.1	No variation of this Agreement shall be effective unless it is in writing and signed by the Parties.
10.2	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Applicable Laws shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement or by Applicable Laws is only effective if it is in writing.
10.3	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by Applicable Laws.
11.	Costs

Except as expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

12.	Notices
12.1	A notice given to a Party under or in connection with this Agreement shall be in writing and shall be delivered by hand or sent by pre-paid first-class post (or another next working day delivery service) in either case to that Party's registered office or sent by email to that Party’s specified email address.
12.2	A notice is deemed to have been received if delivered by hand, at the time the notice is left at the proper address, or if sent by email, at the time of receipt, or if sent by pre-paid first class post (or another next working day delivery service), on the second business day after posting, unless such deemed receipt would occur outside business hours (meaning 9.00am to 6.00pm Monday to Friday on a day that is not a public holiday in the place of receipt), in which case receipt will occur when business hours resume in the place of receipt.
13.	Severance

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but any such deletion shall not affect the validity and enforceability of the rest of this Agreement.

14.	Counterparts
14.1	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same instrument. In the event that any signature (in relation to this Agreement or any other document required to give effect to this Agreement) is delivered by email delivery of a “.pdf” or other similar format data file or in the event that said signature be an electronic or digital signature, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature or electronic or digital signature was an original thereof.
15.	Governing law and jurisdiction
15.1	This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to its conflicts of laws principles.
15.2	Any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach, or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules in force when the arbitration is commenced. The law of this arbitration clause shall be the laws of the State of New York. The seat of arbitration shall be New York, New York. The number of arbitrators shall be one (1). The arbitration proceedings shall be conducted in English.

[Signature page to follow]

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorised representatives as of the Effective Date.

For and on behalf of

Animoca Brands Limited

/s/ Alan Lau

Name: Alan Lau

Title: Chief Business Officer

Email address: [***]

/s/ Yat Siu

Name: Yat Siu, in his individual capacity

Email address: [***]

For and on behalf of

AlphaTON Capital Corp.

/s/ Brittany Kaiser

Name: Brittany Kaiser

Title: Chief Executive Officer

Email address: [***]

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